AGREEMENT AND PLAN OF MERGER


                           DATED AS OF APRIL 13, 1997


                                     AMONG


                           NEPTUNE ORIENT LINES LTD,


                              NEPTUNE U.S.A., INC.


                                      AND


                                  APL LIMITED








                               TABLE OF CONTENTS

                                                                  Page
                                   ARTICLE I

                                   The Merger

         SECTION 1.01    The Merger................................. 1
         SECTION 1.02    Closing.................................... 1
         SECTION 1.03    Effective Time of the Merger............... 1
         SECTION 1.04    Effect of the Merger....................... 2


                                   ARTICLE II

                           The Surviving Corporation

         SECTION 2.01    Articles of Incorporation.................. 2
         SECTION 2.02    By-laws.................................... 2
         SECTION 2.03    Board of Directors; Officers............... 3


                                  ARTICLE III

                              Conversion of Shares

         SECTION 3.01    Merger Consideration....................... 3
         SECTION 3.02    Dissenting Shares.......................... 4
         SECTION 3.03    Payment.................................... 4
         SECTION 3.04    No Further Rights.......................... 5
         SECTION 3.05    Closing of the Company's Transfer Books.... 6


                                   ARTICLE IV

                 Representations and Warranties of the Company

         SECTION 4.01    Organization and Qualification;
                           Subsidiaries............................. 6
         SECTION 4.02    Charter and By-Laws........................ 6
         SECTION 4.03    Capitalization............................. 7
         SECTION 4.04    Authority Relative to this Agreement....... 8
         SECTION 4.05    No Conflict; Required Filings and
                           Consents................................. 8
         SECTION 4.06    SEC Reports and Financial Statements...... 10
         SECTION 4.07    Disclosure Documents...................... 11
         SECTION 4.08    Litigation................................ 11
         SECTION 4.09    Absence of Certain Changes or Events...... 11
         SECTION 4.10    Employee Benefit Plans.....................12








         SECTION 4.11    ERISA..................................... 13
         SECTION 4.12    Taxes..................................... 14
         SECTION 4.13    Compliance with Applicable Laws........... 15
         SECTION 4.14    Voting Requirements....................... 15
         SECTION 4.15    Certain Approvals......................... 15
         SECTION 4.16    Rights Agreement.......................... 15
         SECTION 4.17    Brokers................................... 15
         SECTION 4.18    Environmental Matters..................... 16
         SECTION 4.19    Insurance................................. 16
         SECTION 4.20    Vessels................................... 16
         SECTION 4.21    Maritime Security Program Subsidy and
                           Construction Differential Subsidy....... 17
         SECTION 4.22    Capital Construction Fund................. 17


                                   ARTICLE V

                         Representations and Warranties
                            of Parent and Merger Sub

         SECTION 5.01    Organization and Qualification............ 17
         SECTION 5.02    Authority Relative to this Agreement...... 18
         SECTION 5.03    No Conflict; Required Filings and
                           Consents................................ 18
         SECTION 5.04    Disclosure Documents...................... 19
         SECTION 5.05    Financing................................. 19
         SECTION 5.06    Parent Not an Interested Stockholder
                           or an Acquiring Person.................. 19
         SECTION 5.07    Brokers................................... 20


                                   ARTICLE VI

                                   Covenants

         SECTION 6.01    Conduct of Business of the Company........ 20
         SECTION 6.02    Shareholder Meeting; Proxy Material....... 23
         SECTION 6.03    Access to Information..................... 24
         SECTION 6.04    Reasonable Best Efforts................... 24
         SECTION 6.05    Consents.................................. 25
         SECTION 6.06    Public Announcements ..................... 27
         SECTION 6.07    Employee Benefit Arrangements ............ 27
         SECTION 6.08    Stock Options and Stock Plans............. 28
         SECTION 6.09    Indemnification........................... 28
         SECTION 6.10    Corporate Presence........................ 30
         SECTION 6.11    Maritime Transactions..................... 30
         SECTION 6.12    No Solicitation........................... 30
         SECTION 6.13    Notification of Certain Matters........... 31










         SECTION 6.14    Redemption of Rights; Amendment of
                           By-Laws................................. 32
         SECTION 6.15    Voting of Shares.......................... 32
         SECTION 6.16    State Takeover and Environmental Laws..... 32
         SECTION 6.17    Capital Construction Fund................. 32


                                  ARTICLE VII

                    Conditions To Consummation Of the Merger

         SECTION 7.01    Conditions to the Obligations of Each
                           Party................................... 33
         SECTION 7.02    Conditions to the Obligations of Parent
                           and Merger Sub.......................... 33
         SECTION 7.03    Conditions to the Obligations of the
                           Company................................. 34


                                  ARTICLE VIII

                        Termination; Amendments; Waiver

         SECTION 8.01    Termination............................... 35
         SECTION 8.02    Effect of Termination..................... 36
         SECTION 8.03    Fees and Expenses......................... 36
         SECTION 8.04    Amendment................................. 37
         SECTION 8.05    Extension; Waiver......................... 37


                                   ARTICLE IX

                                 Miscellaneous

         SECTION 9.01    Non-Survival of Representations and
                           Warranties.............................. 37
         SECTION 9.02    Entire Agreement; Assignment.............. 38
         SECTION 9.03    Validity.................................. 38
         SECTION 9.04    Notices................................... 38
         SECTION 9.05    Governing Law............................. 39
         SECTION 9.06    Descriptive Headings...................... 39
         SECTION 9.07    Counterparts.............................. 39
         SECTION 9.08    Parties in Interest....................... 40
         SECTION 9.09    Certain Definitions....................... 40
         SECTION 9.10    Specific Performance; Consent to
                           Jurisdiction............................ 41
         SECTION 9.11    Appointment of Agent for Service of
                           Process................................. 41
         SECTION 9.12    Guarantee................................. 42









         ANNEX A         ..........................................A-1

























































                           AGREEMENT AND PLAN OF MERGER


                   AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 13, 1997, by and among NEPTUNE ORIENT LINES LTD, a corporation organized under the laws of Singapore ("Par-ent"), NEPTUNE U.S.A., INC., a corporation organized under the laws of the State of Delaware and an indirect wholly-owned sub-sidiary of Parent ("Merger Sub"), and APL LIMITED, a corpora-tion organized under the laws of the State of Delaware (the "Company").

                   WHEREAS, the respective Boards of Directors of Par-ent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein; and

                   NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein the parties hereto agree as follows:


                                    ARTICLE I

                                    THE MERGER

                   SECTION 1.01 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.03), Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation") under the laws of the State of Delaware and under the name "APL Limited."

                   SECTION 1.02 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in
         Article VII, the closing of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Sections 7.01(a), (b) and (c), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another date, time or place is agreed to in writ-ing by the parties hereto (the "Closing Date").

                   SECTION 1.03   Effective Time of the Merger.  The
         Merger shall become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware







         in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"), which filing shall be made as soon as practicable on the Closing Date. When used in this Agreement, the term "Effective Time" shall mean the time at which such certificate is duly filed with the Secretary of State of Delaware or at such later time as is specified in the certificate of merger.

                   SECTION 1.04 Effect of the Merger. The Merger shall, from and after the Effective Time, have all the effects provided by applicable Delaware law. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any further deeds, conveyances, assignments or as-surances in law or any other acts are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or rights of Merger Sub or the Company (the "Constituent Corporations") to be vested in the Surviving Corporation, by reason of, or as a result of, the Merger, or otherwise to carry out the purposes of this Agreement, the Constituent Corporations agree that the Surviving Corporation and its proper officers and directors shall execute and deliver all such deeds, conveyances, assign-ments and assurances in law and do all things necessary, desir-able or proper to vest, perfect or confirm title to such prop-erty or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized in the name of each of the Constituent Corporations or otherwise to take any and all such action.


                                    ARTICLE II

                            THE SURVIVING CORPORATION

                   SECTION 2.01 Articles of Incorporation. The Cer-tificate of Incorporation of the Company as in effect im-mediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effec-tive Time, until thereafter changed or amended as provided therein or by applicable law, except that Articles Fourth, Fifth, Sixth, Seventh, Eighth, Tenth, Fourteenth and Fifteenth of the Certificate of Incorporation of the Company shall be amended as set forth in Annex A.

                   SECTION 2.02 By-laws. The By-laws of the Company as in effect immediately prior to the Effective Time (as amended in accordance with Section 6.14) shall be the By-laws of the










         Surviving Corporation, until, subject to Section 6.09, thereaf-ter changed or amended as provided therein or by applicable law.

                   SECTION 2.03 Board of Directors; Officers. The di-rectors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the of-ficers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until the earlier of their respective resignations or the time that their respective successors are duly elected or ap-pointed and qualified.


                                   ARTICLE III

                               CONVERSION OF SHARES

                   SECTION 3.01 Merger Consideration. As of the Effective Time, by virtue of the Merger and without any action on the part of any shareholder of the Company or Merger Sub:

                   (a) All shares of common stock, $0.01 par value, of the Company ("Common Shares"), and the associated Pre-ferred Share Purchase Rights (the "Rights") issued pursu-ant to the Rights Agreement dated as of October 27, 1991 between the Company and the First National Bank of Boston, as Rights Agent (the "Rights Agreement"), which are held by Parent, the Company or any wholly-owned subsidiary of Parent (including Merger Sub) or the Company shall be can-celled and retired and shall cease to exist, and no con-sideration shall be delivered in exchange therefor. The Common Shares together with, to the extent applicable, the Rights are referred to herein collectively as the "Shares".

                   (b) Each issued and outstanding Share, other than those to which the first sentence of Section 3.01(a) ap-plies and other than any Dissenting Shares (as defined in Section 3.02) shall be converted into and represent the right to receive $33.50 in cash, without interest thereon; (such amount of cash being referred to herein as the "Merger Consideration").

                   (c) Each issued and outstanding share of common stock, $.01 par value, of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corpora-tion.










                   SECTION 3.02 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, each Share out-standing immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Share in accordance with Section 262 of the DGCL, if such Sec-tion 262 provides for appraisal rights for such Share in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consider-ation, if any, to which such holder is entitled, without inter-est or dividends thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment.

                   SECTION 3.03   Payment.

                   (a) Pursuant to an agreement in form and substance reasonably acceptable to the Company to be entered into prior to the Effective Time among Parent and a disbursing agent se-lected by Parent and reasonably acceptable to the Company (the "Disbursing Agent"), at the Effective Time, Parent or Merger Sub shall make available to the Disbursing Agent the aggregate amount of cash to which holders of Shares shall be entitled pursuant to Section 3.01(b).

                   (b) As soon as practicable after the Effective Time, Parent shall cause the Disbursing Agent to send a notice and a letter of transmittal to each holder of certificates formerly evidencing Shares (other than certificates formerly represent-ing Shares to be cancelled pursuant to Section 3.01(a) and cer-tificates representing Dissenting Shares) advising such holder of the effectiveness of the Merger and the procedure for sur-rendering to the Disbursing Agent such certificates for ex-change into the Merger Consideration for each Share so repre-sented, and that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery to the Disbursing Agent of the certificates for the Shares and a duly executed letter of transmittal and any other required documents of transfer. Each holder of certificates theretofore









         evidencing Shares, upon surrender thereof to the Disbursing Agent together with such letter of transmittal (duly executed) and any other required documents of transfer, shall be entitled to receive in exchange therefor the Merger Consideration with respect to each such Share. Upon such surrender, the Disburs-ing Agent shall promptly deliver the Merger Consideration (less any amount required to be withheld under applicable law) in ac-cordance with the instructions set forth in the related letter of transmittal, and the certificates so surrendered shall promptly be cancelled. Until surrendered, certificates for-merly evidencing Shares (other than Dissenting Shares) shall be deemed for all purposes to evidence only the right to receive the Merger Consideration per Share or, in the case of Dissent-ing Shares, the fair value of such Dissenting Shares. No in-terest shall accrue or be paid on any cash payable upon the surrender of certificates which immediately prior to the Effec-tive Time represented outstanding Shares (other than Dissenting Shares in accordance with applicable provisions of the DGCL).

                   (c) If the Merger Consideration is to be delivered to a person other than the person in whose name the certifi-cates surrendered in exchange therefor are registered, it shall be a condition to the payment of such Merger Consideration that the certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Disbursing Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Disbursing Agent that such taxes have been paid or are not required to be paid.

                   (d) Unless otherwise required by applicable law, any portion of the aggregate Merger Consideration which remains un-distributed to holders of Shares one year after the Effective Time shall be delivered to Parent, and any holders of Shares who have not theretofore complied with the provisions of this
         Article III shall thereafter look only to the Surviving Corpo-ration as general creditors for payment of any Merger Consider-ation to which they are entitled pursuant to this Article III. Neither Parent nor the Disbursing Agent shall be liable to any holder of Shares for any cash held by Parent or the Disbursing Agent for payment pursuant to this Article III delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                   SECTION 3.04 No Further Rights. From and after the Effective Time, all of the Shares shall no longer be outstand-ing and shall be cancelled and retired and shall cease to ex-ist, and holders of certificates theretofore evidencing Shares









         shall cease to have any rights as shareholders of the Company, except as provided herein or by law.

                   SECTION 3.05 Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall be made thereafter. In the event that, after the Effective Time, cer-tificates for Shares are presented to Parent or the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration for each Share represented as provided in
         Section 3.03, subject to applicable law in the case of Dissent-ing Shares.


                                    ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                   The Company represents and warrants to Parent and Merger Sub that except as disclosed in the SEC Reports (as defined herein) filed, or in the disclosure statement (the "Company Disclosure Statement") delivered to Parent, prior to the execution of this Agreement:

                   SECTION 4.01 Organization and Qualification; Sub-sidiaries. The Company is a corporation duly organized, val-idly existing and in good standing under the laws of the State of Delaware. Each of the Company's significant subsidiaries (within the meaning of Regulation S-X under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including without limitation any subsidiary that owns a C-10 or C-11 Vessel (as defined herein) (the "Significant Subsidiaries"), is a corporation duly organized, validly ex-isting and in good standing under the laws of the jurisdiction of its incorporation. The Company and each of the Significant Subsidiaries has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary.

                   SECTION 4.02 Charter and By-Laws. The Company has heretofore made available to Parent and Merger Sub a complete and correct copy of the charter and the By-Laws, each as amended to the date hereof, of the Company.












                   SECTION 4.03 Capitalization. The authorized capi-tal stock of the Company consists of 60,000,000 Common Shares and 5,000,000 shares of Preferred Stock, $.01 par value, of which 500,000 shares have been designated as shares of Series A Junior Participating Preferred Stock ("Junior Participating Preferred Stock") and 2,000,000 shares have been designated as 9% Series D Convertible Preferred Stock ("Convertible Preferred Stock"). As of the close of business on April 4, 1997, 24,598,652 Common Shares were issued and outstanding, and there were no Common Shares held in treasury and no shares of Convertible Preferred Stock or Junior Participating Preferred Stock issued and outstanding. The Company has no shares reserved for issuance, except that, as of December 31, 1996, there were 5,671,958 Common Shares reserved for issuance (of which as of April 4, 1997, 4,012,720 were subject to outstanding Options (as defined herein) and bonus share, pre-mium share and phantom stock awards and dividend equivalent rights under the Stock Bonus Plan) pursuant to the Option Plans and the Stock Bonus Plan (as such terms are defined in Section 6.08) and 500,000 shares of Junior Participating Preferred Stock reserved for issuance upon exercise of the Rights. Since April 4, 1997, the Company has not issued any shares of capital stock except pursuant to the exercise of Options (as defined herein) outstanding as of such date or pursuant to the Stock Bonus Plan. All the outstanding Common Shares are, and all Common Shares which may be issued pursuant to the exercise of outstanding Options or pursuant to the Stock Bonus Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Significant Subsidiaries issued and outstanding. Except as set forth above or for the Rights and except for the Merger, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Significant Subsidiaries, obligating the Company or any of its Significant Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Significant Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of the Company or any of its Significant Subsidiaries to grant, extend or enter into any such option, warrant, call, subscrip-tion or other right, agreement, arrangement or commitment. Except as contemplated by this Agreement or the Rights Agree-ment and except for the Company's obligations in respect of










         the Options under the Option Plans, there are no outstanding contractual obligations of the Company or any of its Signifi-cant Subsidiaries to repurchase, redeem or otherwise acquire any Common Shares or the capital stock of the Company or any of its Significant Subsidiaries. Each of the outstanding shares of capital stock of each of the Company's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and all of the shares of the Company's Significant Subsidiaries are owned by the Company or by a subsidiary of the Company, in each case free and clear of any lien, claim, option, charge, security interest, limitation, encumbrance and restriction of any kind (any of the foregoing being a "Lien"), except such as would not have a Material Ad-verse Effect on the Company.

                   SECTION 4.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement and the transactions contemplated hereby by the holders of the Common Shares, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of the Company (the "Company Board") and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of the Merger and this Agreement by the affirmative vote of the holders of a majority of the Common Shares then outstanding). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws af-fecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

                   SECTION 4.05   No Conflict; Required Filings and
         Consents.

                   (a) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or violate the Certificate of Incorporation or By-Laws










         of the Company or the comparable organizational documents of any of its Significant Subsidiaries, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or its Significant Subsidiaries, or by which any of them or any of their respective properties or assets are bound or affected, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit, or the creation of any Lien on any of the property or assets of the Company or any of its Significant Subsidiaries (any of the foregoing referred to in clause (ii) or this clause (iii) being a "Violation") pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument or obligation ("Contracts"), including without limitation material collective bargaining Contracts and other material Contracts with unions ("Union Contracts"), material alliance Contracts with other shipping companies ("Alliance Contracts"), material Contracts with MarAd (as defined herein) ("MarAd Contracts"), material Contracts relating to the provision of or access to rail service ("Rail Contracts"), and material Contracts allowing the use by the Company or its Vessels of any port terminal ("Terminal Contracts") to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties are bound or affected. As of the date hereof, the Company is not in material breach of its obligations under any Union Contract, Alliance Contract, MarAd Contract, Rail Contract, Terminal Contract or Contract relating to indebtedness for money borrowed.

                   (b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a "Consent"), any government or subdivision thereof, domestic, foreign or supranational or any adminis-trative, governmental or regulatory authority, agency, com-mission, tribunal or body, domestic, foreign or supranational (a "Governmental Entity"), except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of a certificate of merger pursuant to the DGCL, (iii) certain state takeover and environmental statutes, (iv) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any requirements of any










         foreign or supranational Antitrust Laws (as hereinafter de-fined), (v) Consents of any Governmental Entity that become applicable as a result of the specific regulatory status of Parent, Merger Sub or any of their affiliates, if any, (vi) the filing of notification with the Committee on Foreign Investment in the United States ("CFIUS") under Section 721 of Title VII of the Defense Production Act of 1950, as amended by the Omnibus Trade and Competitiveness Act of 1988 (the "Exon Florio Amendment"); (vii) approvals of United States government departments and agencies, including but not limited to the Maritime Administration, United States Department of Transportation ("MarAd") and the United States Coast Guard, set forth on Section 4.05(b) of the Company Disclosure Statement (the "Maritime Approvals"), and (viii) compliance with Sections 4, 5 and 6 of the Shipping Act of 1984 (the "Shipping Act") with respect to the agreements related to the "Charter Transactions" (as defined in Section 4.05(b) of the Company Disclosure Statement), to the extent any such agreement is required to be filed by Sections 4 and 5 of the Shipping Act.

                   SECTION 4.06   SEC Reports and Financial Statements.

                   (a) The Company has filed with the Securities and Exchange Commission (the "SEC") all forms, reports, schedules, registration statements and definitive proxy statements (the "SEC Reports") required to be filed by the Company with the SEC since January 1, 1995. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder applicable, as the case may be, to such SEC Reports, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                   (b) The consolidated balance sheets as of December 27, 1996 and December 29, 1995 and the related consolidated statements of income, common shareholders' equity and cash flows for each of the three years in the period ended December 27, 1996 (including the related notes and schedules thereto) of the Company contained in the Form 10-K for the year ended December 27, 1996 included in the SEC Reports present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates or for the periods presented therein in conformity with United States generally accepted accounting











         principles ("GAAP") applied on a consistent basis during the periods involved except as otherwise noted therein, including the related notes.

                   SECTION 4.07   Disclosure Documents.

                   (a) The proxy statement of the Company (the "Company Proxy Statement") to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed (or if amended or supplemented, when and as so amended or supplemented), comply in all material respects with the applicable requirements of the Exchange Act.

                   (b) At the time of filing the Company Proxy State-ment (or if amended or supplemented, at the time of the filing of such amendment or supplement) with the SEC, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, at the time such shareholders vote on adoption of this Agreement, and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.07(b) will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company in writing by Parent or Merger Sub specifically for use therein.

                   SECTION 4.08 Litigation. As of the date hereof, there is no (i) suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries or (ii) judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries, in each case that would have, individually or in the aggregate, a Material Adverse Effect on the Company.

                   SECTION 4.09 Absence of Certain Changes or Events. Except as contemplated by this Agreement, from December 31, 1996 until the date hereof, the Company has conducted its business only in the ordinary course, and there has not been
         (i) any change that would have a Material Adverse Effect on the Company, other than (x) changes relating to or arising from general economic, market or financial conditions or generally affecting the industries, markets or trade lanes in which the Company operates or (y) changes relating to or arising from the consummation or disclosure of this Agreement or any transaction contemplated by this Agreement or by the









         Company Disclosure Statement, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, securities or property) with respect to any of the Company's capital stock, except for the regular quarterly dividend on the Common Shares not in excess of $0.10 per Common Share with a record and payment date in accordance with recent practice, (iii) any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect on the Company, (iv) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by GAAP or (v) any increase in the compensation payable or which would become payable by the Company and its subsidiaries to the officers or key employees of the Company and its subsidiaries (taken as a whole), other than as provided in agreements entered into prior to the date hereof between the Company or its subsidiaries and such officers or employees (copies of which have been made available to Parent prior to the date hereof), or any amendments to any Company Benefit Plans (as defined herein).

                   SECTION 4.10 Employee Benefit Plans. Section 4.10 of the Company Disclosure Statement lists all bonus, deferred compensation, pension, retirement, profit sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts and all other employee benefit plans or contracts (including without limitation any "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended ("ERISA") and plans or agreements which cover employees or former employees of the Company and its subsidiaries and contain applicable "change of control" or similar provisions), other than those that are not material to the Company and its subsidiaries as a whole (the "Company Benefit Plans"). True and complete copies of all Company Benefit Plans (other than multiemployer plans and plans primarily covering foreign employees) have been made available to Parent. As of the date hereof, since January 1, 1996, there have been no disputes or grievances subject to any grievance procedure, unfair labor practice proceedings, arbitration or litigation under such Company Benefit Plans, which have not been finally resolved, settled or otherwise disposed of, nor is there any default, or any condition which, with notice or lapse of time or both, would constitute such a default, under any such Company Benefit Plans, by the Company or its subsidiaries or, to the best knowledge of the Company, any other party thereto, other












         than disputes, grievances, arbitration, litigation, proceed-ings, defaults or conditions which, alone or in the aggregate, would not have a Material Adverse Effect on the Company.

                   SECTION 4.11 ERISA. All Company Benefit Plans which are subject to ERISA have been administered in ac-cordance, and are in compliance, with the applicable provisions of ERISA. Each Company Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA, other than multiemployer plans ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service for "TRA" (as defined in Rev. Proc. 93-39) and the Company is not aware of any circumstances likely to result in the revocation of any such favorable determination letter. No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of the Company or its subsidiaries, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). There have not been any non-exempt "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving the Company Benefit Plans which could subject the Company, its subsidiaries or Parent to the penalty or tax imposed under Section 502(i) of ERISA or Section 4975 of the Code. Neither the Company nor any of its subsidiaries has made a complete or partial withdrawal, within the meaning of Section 4201 of ERISA, from any multi-employer plan which has resulted in, or is reasonably expected to result in, any withdrawal liability to the Company or any of its subsidiaries with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate for a single-employer plan of such ERISA Affiliate within the 12-month period ending on the date hereof. All contributions required to be made under the terms of any Pension Plan or single-employer plan of an ERISA Affiliate have been timely made. No Pension Plan has an "accumulated funding deficiency" (whether or not













         waived) within the meaning of Section 412 of the Code or Sec-tion 302 of ERISA. Neither the Company nor any of its sub-sidiaries has provided, or is required to provide, security to any Pension Plan or single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Under each Pension Plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of
         Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan. All Company Benefit Plans covering foreign Employees comply in all material respects with applicable local law. Except as set forth in
         Section 4.11 of the Company Disclosure Statement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation or golden parachute) becoming due to any director or employee of the Company, (ii) materially increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

                   SECTION 4.12 Taxes. (i) All material Tax Returns (as defined below) have been duly filed and are complete and accurate in all material respects, (ii) all Taxes (as defined below) shown to be due on the Tax Returns referred to in clause
         (i) have been paid in full, (iii) the United States federal and California state income Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the California state taxing authority through 1991 or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) as of the date hereof, all deficiencies proposed as a result of any audits have been paid or settled, and (v) as of the date hereof, no waivers of statutes of limitation have been given by or requested in writing with respect to any Taxes. "Tax Returns" shall mean all reports and returns required to be filed on or before the Closing Date (taking into account any extension of time within which to file) with respect to the Taxes of the Company including, without limitation, con-solidated, combined or unitary tax returns of any group of companies of which the Company is a member. "Taxes" shall mean all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production,













         sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or op-erations of the Company, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

                   SECTION 4.13 Compliance with Applicable Laws. To the best knowledge of the Company, the Company and its sub-sidiaries hold all material permits, licenses, variances, ex-emptions, orders and approvals of all Governmental Entities necessary for them to own, lease or operate their properties and assets and to carry on their businesses substantially as now conducted (the "Compliance Permits"). To the best knowl-edge of the Company, the Company and its subsidiaries are in substantial compliance with applicable laws and the terms of the Compliance Permits. To the best knowledge of the Company, the business operations of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

                   SECTION 4.14 Voting Requirements. The affirmative vote of the holders of at least a majority of the total number of votes entitled to be cast by the holders of the Common Shares outstanding as of the record date for the Company Shareholder Meeting (as defined herein) is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt and approve this Agreement and the transactions contemplated by this Agreement (including the Merger).

                   SECTION 4.15 Certain Approvals. The Company Board has taken appropriate action such that, assuming the accuracy of Parent's representations in Section 5.06 of this Agreement, the provisions of Section 203 of the DGCL will not apply to any of the transactions contemplated by this Agreement. The Company Board has approved the transactions contemplated by this Agreement for purposes of Article Sixth and Article Eighth of the Company's Certificate of Incorporation.

                   SECTION 4.16 Rights Agreement. Assuming the ac-curacy of Parent's representation in Section 5.06 of this Agreement, neither the execution and the delivery of this Agreement nor consummation of the transactions contemplated hereby will result in a "Distribution Date" (as defined in the Rights Agreement).

                   SECTION 4.17 Brokers. Except for the engagement of J.P. Morgan & Company, a copy of the engagement letter









         with which has been provided to Parent, none of the Company, any of its subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

                   SECTION 4.18 Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, as of the date hereof: (i) to the best knowledge of the Company no real property currently or formerly owned or operated by the Company or any current subsidiary is contaminated with any Hazardous Substances to an extent or in a manner or condition now requiring remediation under any Environmental Law; (ii) no judicial or administrative proceeding is pending or to the best knowledge of the Company threatened relating to liability for any off-site disposal or contamination; and (iii) the Company and its subsidiaries have not received any claims or notices alleging liability under any Environmental Law, and the Company has no knowledge of any circumstances that could result in such claims. "Environmental Law" means any applicable domestic or foreign federal, state or local law, regulation, order, decree, or judicial opinion or other agency requirement having the force and effect of law and relating to noise, odor, Hazardous Substance or the protection of the environment. "Hazardous Substance" means any toxic or hazardous substance that is regulated by or under authority of any Environmental Law. None of the items set forth on Section
         4.18 of the Company Disclosure Statement is, at the date hereof, reasonably likely to result in a net cost to the Company and its subsidiaries in excess of $5 million.

                   SECTION 4.19 Insurance. Each of the Company and its subsidiaries maintains such policies of maritime, property, casualty, worker's compensation, general liability and other insurance, or has self insured and established reserves, as are appropriate and as are comparable in amounts and scope to such policies maintained by similarly situated businesses or as required by applicable law or Contracts.

                   SECTION 4.20 Vessels. Schedule 4.20 accurately lists all vessels having a size in excess of 4,000 twenty-foot equivalent units ("Vessels") owned by the Company or any of its subsidiaries. As of the date of this Agreement, each of the Vessels is (i) in good running order and repair, and is sufficiently tackled, appareled, furnished, equipped, and seaworthy and in good operating condition, ordinary wear and tear and depreciation excepted, and (ii) in such condition as will entitle each Vessel to the highest classification and










         rating for a vessel of the same age and type of the American Bureau of Shipping.

                   SECTION 4.21 Maritime Security Program Subsidy and Construction Differential Subsidy. (a) Each of the five C-10 Vessels and at least four of the C-11 Vessels at the date hereof owned and operated by the Company or its subsidiaries will, following the consummation of the transactions contemplated by Item A of Section 4.05(b) of the Company Dis-closure Statement, meet all of the requirements necessary in order to be eligible to receive payments from MarAd pursuant to the Maritime Security Act of 1996 and the relevant MSP Op-erating Agreement (or pursuant to the Operating-Differential Subsidy and related agreements), except to the extent that
         (x) the MSP Operating Agreement with respect to such Vessel has been terminated in accordance with its terms or (y) such C-11 Vessel has not yet been registered as a U.S. flag vessel.

                   (b) The transactions contemplated by Section 4.05(b) of the Company Disclosure Statement will not have a Material Adverse Effect on the Company.

                   (c) As of May 1, 1997, the aggregate unamortized CDS will be $2,214,588 for the four Pacesetter Vessels.

                   SECTION 4.22 Capital Construction Fund. As of the date hereof, the fund (the "Capital Construction Fund") es-tablished pursuant to the Maritime Administration Capital Construction Fund Agreement (Contract No. MA/CCF-306), dated as of December 8, 1976, between the Assistant Secretary of Commerce for Maritime Affairs and American President Lines, Ltd., and Addenda Nos. 1-22 thereto, consists of an investment of not greater than $65 million in the Company's trade accounts receivable.


                                    ARTICLE V

                          REPRESENTATIONS AND WARRANTIES
                             OF PARENT AND MERGER SUB

                   Parent and Merger Sub represent and warrant to the Company as follows:

                   SECTION 5.01 Organization and Qualification. Par-ent is a corporation duly organized, validly existing and in good standing under the laws of Singapore and each material subsidiary of Parent is a corporation duly organized, validly











         existing and in good standing under the laws of the jurisdic-tion of its organization. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a direct or indirect wholly-owned subsidiary of Parent. Parent and each of its material subsidiaries (including Merger Sub) has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary.

                   SECTION 5.02 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of Parent and Merger Sub and by each stockholder of Merger Sub and no other corporate proceedings on the part of Parent, Merger Sub or any other affiliate of Parent are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due and valid authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

                   SECTION 5.03   No Conflict; Required Filings and
         Consents.

                   (a) None of the execution and delivery of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the transactions contemplated hereby or com-pliance by Parent or Merger Sub with any of the provisions hereof will (i) conflict with or violate the organizational documents of Parent or Merger Sub, (ii) conflict with or vio-late any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub, or any of their subsidiaries, or by which any of them or any of their respective properties or assets are bound or affected, or










         (iii) result in a Violation pursuant to any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub, or any of their subsidiaries, is a party or by which any of their respective properties or assets are bound or affected.

                   (b) None of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the transactions contemplated hereby or compliance by Parent and Merger Sub with any of the provisions hereof will require any Consent of any Governmental Entity, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of a certificate of merger pursuant to the DGCL, (iii) notifications required by certain state takeover and environmental statutes, (iv) compliance with the HSR Act and any requirements of any foreign or supranational Antitrust Laws and filings under the Exon-Florio Amendment and (v) Consents required to be obtained by the Company.

                   SECTION 5.04 Disclosure Documents. The information with respect to Parent and its subsidiaries that Parent furnishes to the Company in writing, specifically for use in the Company Proxy Statement, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time of filing the Company Proxy Statement (or if amended or supplemented, at the time of the filing of such amendment or supplement) with the SEC, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, at the time the shareholders vote on adoption of this Agreement and at the Effective Time.

                   SECTION 5.05 Financing. Parent or Merger Sub has all funds necessary to consummate the Merger and the transac-tions contemplated hereby and to pay related fees and expenses.

                   SECTION 5.06 Parent Not an Interested Stockholder or an Acquiring Person. As of the date of this Agreement, neither Parent nor any of its affiliates is an "Interested Stockholder" as such term is defined in Section 203 of the DGCL, Article Sixth of the Company's Certificate of Incorpo-ration or Article Eighth of the Company's Certificate of In-corporation or an "Acquiring Person" as such term is defined in the Rights Agreement.











                   SECTION 5.07 Brokers. Neither Parent nor Merger Sub, nor any of their respective subsidiaries, officers, di-rectors or employees, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement with respect to which the Company is or might be liable if the Merger contemplated hereby is not consummated.


                                    ARTICLE VI

                                    COVENANTS

                   SECTION 6.01 Conduct of Business of the Company. The Company agrees to consult and cooperate with Parent prior to the Effective Time in order to facilitate planning and ex-ecution of the integration of operations of the Company and Parent from and after the Effective Time. Except with the prior written consent of Parent or as contemplated by this Agreement or the Company Disclosure Statement, during the pe-riod from the date of this Agreement to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use its reasonable efforts, and will cause each of its subsidiaries to use its reasonable efforts, to preserve intact the busi-ness organization of the Company and each of its subsidiar-ies, to keep available the services of its and their present officers and key employees, and to preserve the good will of its customers, employees, unions and others having business relationships with it. In addition, except as otherwise con-templated by this Agreement or the Company Disclosure State-ment, the Company will not, and will not permit any of its Significant Subsidiaries to, prior to the Effective Time, without the prior written consent of Parent:

                   (a) adopt any amendment to its charter or By-Laws or comparable organizational documents or the Rights Agreement;

                   (b) except for issuances of capital stock of the Company's subsidiaries to the Company or a wholly-owned subsidiary of the Company, issue, reissue or sell, or authorize the issuance, reissuance or sale of (i) ad-ditional shares of capital stock of any class, or secu-rities convertible into capital stock of any class, or













              any rights, warrants or options to acquire any convert-ible securities or capital stock, other than the issu-ance of Common Shares (and the related Rights) in ac-cordance with the terms of the instruments governing such issuance on the date hereof, pursuant to the exer-cise of Options outstanding on the date hereof, or the issuance of Common Stock (and the related Rights) pursu-ant to the Stock Bonus Plan, or (ii) any other securi-ties in respect of, in lieu of, or in substitution for, Common Shares outstanding on the date hereof;

                   (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or prop-erty) in respect of any of its capital stock other than between any of the Company and any of its wholly-owned subsidiaries, except for (x) the regular quarterly divi-dend on the Common Shares not in excess of $0.10 per Common Share with a record and payment date in accor-dance with recent practice, and (y) the redemption of the Rights;

                   (d) split, combine, subdivide, reclassify or re-deem, purchase or otherwise acquire, or propose to re-deem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

                   (e) except for (i) increases in the ordinary course consistent with past practice in salary, wages and benefits granted to grade 13 or below employees of the Company or its subsidiaries, (ii) entry into termi-nation and severance agreements in the ordinary course consistent with past practice in accordance with the severance policy described in Section 4.09 of the Com-pany Disclosure Statement, or (iii) increases in salary, wages and benefits to employees of the Company or its subsidiaries pursuant to collective bargaining agree-ments entered into in the ordinary course of business, increase the compensation or fringe benefits payable or to become payable to its directors, officers or key em-ployees (whether from the Company or any of its subsid-iaries), or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or grant any severance or termination pay to (except pursu-ant to existing agreements or policies), or enter into any employment or severance agreement with, any direc-tor, officer or other key employee of the Company or es-tablish, adopt, enter into, or amend any collective bar-gaining, bonus, profit sharing, thrift, compensation,









              stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees (any of the foregoing being an "Em-ployee Benefit Arrangement"), except in each case to the extent required by applicable law or regulation; pro-vided, however, that nothing herein will be deemed to prohibit the payment of benefits as they become payable;

                   (f)  acquire, sell, lease or dispose of any vessel;

                   (g) acquire, sell, lease or dispose of any assets (other than vessels) or securities which are material to the Company and its subsidiaries taken as a whole, or enter into any commitment to do any of the foregoing or enter into any other material commitment or transaction, outside the ordinary course of business consistent with past practice other than transactions between a wholly owned subsidiary of the Company and the Company or an-other wholly owned subsidiary of the Company;

                   (h) (i) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, except that the Company and its subsidiaries may incur, assume or pre-pay debt in the ordinary course of business consis-tent with past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether di-rectly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice, or (iii) make any loans, advances or capital contributions to, or in-vestments in, any other person except in the ordinary course of business consistent with past practice and ex-cept for loans, advances, capital contributions or in-vestments between any wholly owned subsidiary of the Company and the Company or another wholly owned subsid-iary of the Company;

                   (i) neither the Company nor any of its subsidiar-ies shall (i) settle or compromise any material claims or litigation (other than any settlement or compromise not involving payments by the Company, net of insurance, in excess of $500,000), or (ii) except in the ordinary course of business, modify, amend or terminate any of its material Contracts or Permits or waive, release or assign any other material rights or claims;











                   (j) neither the Company nor any subsidiary shall permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent, except in the ordinary course of business;

                   (k) grant any lien on any Vessel in respect of borrowed money; and

                   (l) agree in writing or otherwise to take any of the foregoing actions.

                   SECTION 6.02   Shareholder Meeting; Proxy Material.

                   (a) The Company shall take all action necessary, in accordance with applicable law and its Certificate of In-corporation and By-laws, to convene a meeting of its share-holders (the "Company Shareholder Meeting") as promptly as reasonably practicable after the date on which the definitive Company Proxy Statement has been mailed to the Company's shareholders for the purpose of considering and taking action upon the Merger and this Agreement. Subject to the fiduciary duties of the Company Board, the Company Board will recommend that holders of Common Shares vote in favor of the approval of this Agreement at the Company Shareholder Meeting.

                   (b)  In connection with such meeting, the Company
         (i) will as promptly as practicable prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its shareholders as promptly as prac-ticable the Company Proxy Statement and all other proxy mate-rials for such meeting, (ii) subject to the fiduciary duties of the Company Board, will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby and (iii) will otherwise comply with all legal requirements applicable to such meet-ing. The Company will provide Parent with a copy of the pre-liminary proxy statement and all modifications thereto prior to filing or delivery to the SEC and will consult with Parent in connection therewith. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amend-ments or supplements to the Company Proxy Statement or for additional information and will supply Parent with copies of all written correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Company Proxy State-ment or the Merger. If at any time prior to the Company Shareholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Company









         Proxy Statement, the Company will promptly prepare and mail to its shareholders such an amendment or supplement.

                   SECTION 6.03 Access to Information. From the date of this Agreement until the Effective Time, the Company will, and will cause its subsidiaries, and each of their respective officers, directors, employees, counsel, advisors and representatives (collectively, the "Company Representatives") to, give Parent and Merger Sub and their respective officers, employees, counsel, advisors and representatives (collectively, the "Parent Representatives") reasonable access (subject, however, to existing confidentiality and similar non-disclosure obligations, as to which the Company will use reasonable efforts to obtain waivers or to make non-applicable to Parent or Merger Sub, and the preservation of attorney client and work product privileges) during normal business hours and upon reasonable notice, to the offices and other facilities and to the books and records of the Company and its subsidiaries, as will permit Parent and Merger Sub to make inspections of such as either of them may reasonably require and will cause the Company Representatives and the Company's subsidiaries to furnish Parent, Merger Sub and the Parent Representatives to the extent available with such financial and operating data and such other information with respect to the business and operations of the Company and its subsidiaries as Parent and Merger Sub may from time to time reasonably request. Unless otherwise required by law, Parent and Merger Sub will, and will cause the Parent Representatives to, hold any such information in confidence until the Effective Time or such time as such information otherwise becomes publicly available through no wrongful act of Parent, Merger Sub or the Parent Representatives. In the event of termination of this Agreement for any reason, Parent and Merger Sub will, and will cause the Parent Representatives to, return to the Company all copies of written information furnished by the Company or any of the Company Representatives to Parent or Merger Sub or the Parent Representatives and destroy all memoranda, notes and other materials prepared by Parent, Merger Sub or the Parent Representatives based upon or including the information furnished by the Company or any of the Company Representatives to Parent or Merger Sub or the Parent Representatives (and Parent will certify to the Company that such destruction has occurred). In addition, Parent will comply with the terms of the Confidentiality Agreement (as hereinafter defined), which the parties hereby agree will terminate as of the Effective Time.

                   SECTION 6.04 Reasonable Best Efforts. Subject to the terms and conditions herein provided and to applicable legal requirements, each of the parties hereto agrees to use









         its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable un-der applicable laws and regulations to ensure that the condi-tions set forth in Article VII are satisfied and to consum-mate and make effective the transactions contemplated by this Agreement.

                   In addition, if at any time prior to the Effective Time any event or circumstance relating to either the Company or Parent or Merger Sub or any of their respective subsidiar-ies, should be discovered by the Company or Parent, as the case may be, and which should be set forth in an amendment to the Company Proxy Statement, the discovering party will promptly inform the other party of such event or circum-stance.

                   SECTION 6.05   Consents.

                   (a) Each of the parties will use its reasonable best efforts to obtain as promptly as practicable all Con-sents of any Governmental Entity or any other person required in connection with, and waivers of any Violations that may be caused by, the consummation of the transactions contemplated by this Agreement.

                   (b) (i) In furtherance and not in limitation of the foregoing, Parent shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any domestic or foreign government or governmental authority or any multinational authority ("Anti-trust Laws"). The obligation to use such reasonable best ef-forts shall not require Parent to agree to hold separate or to divest any of the businesses, product lines or assets of Parent or any of its affiliates or of any of the Company, its subsidiaries or affiliates) or take any other action that would have a Material Adverse Effect on the Company or a Ma-terial Adverse Effect on Parent and the Company taken as a whole.

                        (ii) In furtherance and not in limitation of the foregoing, each of the Company, Merger Sub and Parent shall use its reasonable best efforts to obtain the Maritime Approvals and to otherwise resolve such objections, if any, as may be asserted with respect to the transactions contem-plated by this Agreement under any shipping or maritime laws, rules or regulations of any domestic or foreign government or









         governmental authority or any multinational authority ("Mari-time Laws"). If the Maritime Approvals have not been ob-tained, Parent shall take such action or make such commit-ments or agreements to take action in the future (and shall consent to the Company taking such action or making such com-mitments or agreements) as may be required by the applicable government or governmental or multinational authority (in-cluding, without limitation, MarAd or the Federal Maritime Commission) in order to obtain the Maritime Approvals or to resolve such objections as such government or authority may have; provided, however, that no such action, commitment or agreement shall be required to be taken or made if it would have a Material Adverse Effect on the Company or a Material Adverse Effect on Parent and the Company, taken as a whole.

                   (c) Any party hereto shall promptly inform the others of any material communication from MarAd, the Federal Maritime Commission, the United States Federal Trade Commis-sion, the Department of Justice, the European Economic Area, CFIUS or any other domestic or foreign government or govern-mental or multinational authority regarding any of the trans-actions contemplated by this Agreement. If any party or any affiliate thereof receives a request for additional informa-tion or documentary material from any such government or au-thority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Parent and the Company will consult and cooperate with one another with re-spect to (and prior to) any understandings, undertakings or agreements (oral or written) which are proposed to be made or entered into with MarAd, the Federal Maritime Commission, the Federal Trade Commission, the Department of Justice, the Eu-ropean Economic Area, CFIUS or any other domestic or foreign government or governmental or multinational authority in con-nection with the transactions contemplated by this Agreement and no such understandings, undertaking or agreements shall be made or entered into without prior consultation with Par-ent.

                   (d) (i) (A) In the event that any filings are required pursuant to Sections 4 or 5 of the Shipping Act in connection with the Charter Transactions, the Company shall, after consultation with Parent, make such filings as soon as practicable (and in no event later than ten business days af-ter finalization of all documentation related to such trans-actions). (B) Neither Parent nor (except as set forth above) the Company (or any of their affiliates) shall enter into any other agreement related to this Agreement or the









         transactions contemplated hereby that would require filing under Section 4 or 5 of the Shipping Act ("Additional Ship-ping Act Agreements") without the prior written consent of the other. In the event that any such agreement is entered into (with such consent) it shall be filed as soon as practi-cable (and in no event later than 10 business days) thereaf-ter pursuant to Sections 4 and 5 of the Shipping Act.

                        (ii) Parent and the Company shall each
         promptly, and in any event within 10 days after execution and delivery of this Agreement, make all filings or submissions as are required under the HSR Act or any other Antitrust Laws or the Exon-Florio Amendment.

                   SECTION 6.06 Public Announcements. So long as this Agreement is in effect, Parent, Merger Sub and the Com-pany agree to use reasonable efforts to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contem-plated by this Agreement.

                   SECTION 6.07        Employee Benefit Arrangements.

                   (a) Parent agrees that the Company will honor and, from and after the Effective Time, Parent will cause the Sur-viving Corporation to honor, (i) each Employee Benefit Ar-rangement that is set forth in the Company Disclosure State-ment and (ii) each other Employee Benefit Arrangement to which the Company or any of its subsidiaries is presently a party, in the case of clause (ii), to the extent that any benefit has accrued thereunder as of the Effective Time.

                   (b) Parent will cause the Surviving Corporation to take such actions as are necessary so that, for a period of at least two years from the Effective Time, employees of the Company and its subsidiaries (excluding employees covered by collective bargaining agreements) will be provided cash com-pensation, employee benefit (including without limitation in-demnification arrangements and directors' and officers' in-surance) and incentive compensation and similar plans and programs as will provide compensation and benefits which in the aggregate are no less favorable than those provided to such employees as of the date hereof; provided, however, that it is understood that after the Effective Time no party hereto will have any obligation to issue shares of capital stock of any entity pursuant to any such plan or program and that any substitute plan or program may be based on criteria other than stock performance.











                   (c) Nothing in this Section 6.07 shall require any party hereto to retain any employee (other than pursuant to agreements existing at the Effective Time).

                   SECTION 6.08  Stock Options and Stock Plans.

                   (a) The Company shall take all actions necessary to provide that, immediately prior to the Effective Time, (i) each outstanding option to purchase Common Shares (an "Op-tion") granted under the Company's 1989 Stock Incentive Plan or the Company's 1992 Directors Stock Option Plan (col-lectively, the "Option Plans"), whether or not then exercis-able or vested, shall become fully exercisable and vested,
         (ii) each Option which is then outstanding shall be cancelled and (iii) in consideration of such cancellation, and except to the extent that Parent or the Merger Sub and the holder of any such Option otherwise agree, the Company shall pay to such holders of Options an amount in respect thereof equal to the product of (A) the excess, if any, of the Merger Consid-eration over the per share exercise price thereof and (B) the number of Common Shares subject thereto (such payment to be net of applicable withholding taxes).

                   (b) The Company shall take all actions necessary to provide that, immediately prior to the Effective Time, (i) all Common Shares granted under any Option Plan or under the Company's 1995 Stock Bonus Plan (the "Stock Bonus Plan") (in-cluding without limitation "Premium Shares" under the Stock Bonus Plan), whether or not then vested or subject to re-strictions, shall become fully vested and free of restric-tions and (ii) all "Phantom Shares" under the Stock Bonus Plan shall be cancelled and, in consideration of such cancel-lation, the Company shall pay to the holders of such Phantom Shares the product of the Merger Consideration and the number of Phantom Shares held by such holder.

                   SECTION 6.09  Indemnification.

                   (a) Parent agrees that all rights to indemnifica-tion now existing in favor of any employee, agent, director or officer of the Company and its subsidiaries (the "Indemni-fied Parties") as provided in their respective charters or By-Laws, in an agreement between an Indemnified Party and the Company or one of its subsidiaries, or otherwise in effect on the date hereof shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided that in the event any claim or claims are asserted or made within such six-year pe-riod, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any









         and all such claims. Parent also agrees to indemnify all In-demnified Parties to the fullest extent permitted by ap-plicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, em-ployees or agents of the Company or any of its subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees, or otherwise on behalf of, the Company or any of its subsidiaries, occurring prior to the Effective Time in-cluding, without limitation, the transactions contemplated by this Agreement. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, Parent will pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) in-curred in connection therewith. Notwithstanding the forego-ing two sentences, Parent shall have no obligation to indem-nify or pay expenses of such Indemnified Party to the extent that the Company or the relevant insurer shall have actually paid or satisfied (and eliminated any liability of such In-demnified Party with respect to ) such applicable indemnifi-cation obligation or expense reimbursement within 5 business days (or such shorter period as may be required so that such Indemnified Party suffers no legal disadvantage) of the date that such obligation of such Indemnified Party became due. Parent shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing or otherwise in respect of the indemnity and other obligations provided for in this Section 6.09.

                   (b) Parent agrees that the Company, and from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than two years from the Effective Time the current policies of the direc-tors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substi-tute therefor policies of at least the same coverage contain-ing terms and conditions which are no less advantageous and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Sur-viving Corporation shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date hereof and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.09(b) it shall obtain as much comparable in-surance as possible for an annual premium equal to such maxi-mum amount.









                   SECTION 6.10 Corporate Presence. For a period of at least three years after the Effective Time, Parent shall cause the Surviving Corporation to retain a substantial cor-porate presence in the Oakland, California area.

                   SECTION 6.11   Maritime Transactions.

                   (a) Subject to receipt of the Approvals described in Section 4.05(b) of the Company Disclosure Statement, the Company shall, on or prior to the Effective Time, (i) consum-mate and effectuate the transfers, agreements, trusts and charters set forth in item A of Section 4.05(b) of the Com-pany Disclosure Statement, (ii) transfer or terminate the Company's contracts and agency agreements relating to the Ready Reserve Force as set forth in item B of Section 4.05(b) of the Company Disclosure Statement, (iii) terminate (and/or transfer under a structure similar to that described in item A of Section 4.05 of the Company Disclosure Statement) the Company's ODS Agreement (and, if terminated, reasonably con-temporaneous with such termination, commence operations under a minimum of five of the Company's MSP Operating Agreements) as set forth in item C of Section 4.05(b) of the Company Dis-closure Statement and (iv) with respect to certain of the Company's Pacesetter Vessels that are subject to Construction Differential Subsidy Agreements, consummate and effectuate, at the Company's election, one of the transactions set forth in items D.1, D.2 or D.3 of Section 4.05(b) of the Company Disclosure Statement, in each case set forth in clauses (i) through (iv) above, on terms and conditions and involving agreements and obligations of the Company and/or its subsid-iaries as determined by the Company after consultation with Parent.

                   (b) The Company shall, on or prior to the Effec-tive Time, at its election and on terms and conditions and involving agreements and obligations of the Company and/or its subsidiaries as determined by the Company, either (i) sell or otherwise transfer to an entity that is a 75%-owned citizen under Section 2 of the 1916 Shipping Act the barges that are chartered to Trailer Marine Transport Corporation pursuant to a Bareboat Charter Party dated as of January 14, 1985 or (ii) terminate such Bareboat Charter Party with re-spect to such barges.

                   SECTION 6.12 No Solicitation. The Company agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents











         or representatives, directly or indirectly, to solicit, ini-tiate or encourage any inquiries or the making of any pro-posal with respect to any merger, consolidation or other business combination involving the Company or its subsidiar-ies or acquisition of all or substantially all of the assets or capital stock of the Company and its subsidiaries taken as a whole (an "Acquisition Transaction") or negotiate, explore or otherwise engage in substantive discussions with any per-son (other than Parent, Merger Sub or their respective direc-tors, officers, employees, agents and representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to aban-don, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement and the Company will immediately cease or cause to be terminated any existing discussions or negotiations with any parties conducted here-tofore with respect to any of the foregoing; provided that the Company may, in response to an unsolicited proposal with respect to an Acquisition Transaction from a third party that a nationally recognized investment banking firm retained by the Company advises, and the Company Board determines, may reasonably be expected to result in a transaction that is more favorable to the Company and its stockholders than the transactions contemplated hereby, furnish information to, and negotiate, explore or otherwise engage in substantive discus-sions with such third party, and enter into any such agree-ment, arrangement or understanding, in each case only if the Company Board deems it necessary to do so in the exercise of its fiduciary obligations after consultation with outside counsel. The Company will notify Parent promptly if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company.
         The Company also will promptly request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company to return all confidential information heretofore furnished to such person by or on behalf of the Company.

                   SECTION 6.13 Notification of Certain Matters. Parent and the Company shall promptly notify each other of
         (a) the occurrence or non-occurrence of any fact or event which would be reasonably likely (i) to cause any representa-tion or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) to cause any material covenant, condition or agreement under this Agreement not to be complied with or satisfied in all material respects and
         (b) any failure of the Company or Parent, as the case may be,










         to comply with or satisfy any covenant, condition or agree-ment to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notifica-tion shall affect the representations or warranties of any party or the conditions to the obligations of any party here-under.

                   SECTION 6.14 Redemption of Rights; Amendment of By-Laws. The Company will (a) redeem all outstanding Rights at a redemption price of $0.01 per Right (or otherwise make such Rights inapplicable to the Merger) and (b) delete or amend Section 3 of Article VII of the Company's By-Laws to permit the unrestricted acquisition of Common Shares by Merger Sub pursuant to the Merger and in accordance with this Agreement, in each case effective no later than immediately prior to the Effective Time. Prior to such redemption (or other action) and deletion or amendment, Parent will provide the Company with reasonable assurances that the Merger will be consummated.

                   SECTION 6.15 Voting of Shares. Parent agrees to vote all Common Shares beneficially owned by it, if any, in favor of adoption of this Agreement at the Company Share-holder Meeting.

                   SECTION 6.16 State Takeover and Environmental Laws. The Company shall, upon the request of and in coopera-tion with Merger Sub, take all reasonable steps to (a) ob-tain, grant or have granted such approvals pursuant to and otherwise act to eliminate or minimize the effects on, or as-sist in any challenge by Merger Sub to the validity or ap-plicability to, the transactions contemplated by this Agree-ment, including the Merger, of any state takeover law and (b) obtain, grant or have granted any approvals applicable to the transactions contemplated by this Agreement, including the Merger, under any applicable state environmental law.

                   SECTION 6.17 Capital Construction Fund. The Com-pany agrees to use its reasonable efforts, following consul-tation with Parent and subject to Parent's reasonable objec-tions, to spend or invest the Capital Construction Fund prior to the Effective Time in order to minimize any adverse tax consequences to such fund or the Company as a result of the Merger and maximize the value of such fund to the Company.















                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

                   SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent and the Company) of the following conditions:

                   (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the requi-site vote of the holders of the outstanding Common Shares of the Company in accordance with the DGCL;

                   (b) any (ii) waiting period under (x) the HSR Act relating to the Merger and (y) Sections 4, 5 and 6 of the Shipping Act relating to the Charter Transactions or to any Additional Shipping Act Agreements shall have expired and (ii) waiting periods or, if applicable, review periods of Governmental Authorities, under the Exon Florio Amend-ment and any foreign or supranational Antitrust Laws shall have expired;

                   (c)  the Maritime Approvals shall have been obtained;
              and

                   (d) the consummation of the Merger shall not be re-strained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent ju-risdiction, provided, however, that the parties shall com-ply with Sections 6.04 and 6.05 and shall further use their reasonable best efforts to cause any such order, judgment, decree, injunction or ruling to be vacated or lifted, unless such action would have a Material Adverse Effect on the Company or a Material Adverse Effect on Par-ent and the Company, taken as a whole.

                   SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction (or waiver by Parent) of the following conditions:

                   (a) the representations and warranties of the Com-pany set forth in this Agreement shall be true when made and (except for representations and warranties made as of a specific date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except for any failures to be true that, in the aggregate, do not have a Material Adverse Effect on the









              Company; the Company shall have performed its covenants and agreements under this Agreement in all material re-spects; and Parent and Merger Sub shall have received a certificate of the Chief Executive Officer or a Vice President of the Company to the foregoing effect;

                   (b) except as contemplated by this Agreement, in-cluding the Company Disclosure Statement, no change shall have occurred, since the date of this Agreement, that would have a Material Adverse Effect on the Company, other than (x) changes relating to or arising from general eco-nomic, market or financial conditions or generally affect-ing the industries, markets or trade lanes in which the Company operates or (y) changes relating to or arising from the consummation or disclosure of this Agreement or any transaction contemplated by this Agreement; and

                   (c)  there shall not have occurred and be continuing
              (i) any general suspension of, or limitation on prices for, trading in securities on the Singapore Stock Exchange or the New York Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in re-spect of banks or other lending institutions in the United States or Singapore, (iii) a commencement or escalation of a war, armed hostilities or other international or na-tional calamity directly or indirectly involving the United States or Singapore, or (iv) or in the case of any of the foregoing existing at the date hereof, a material acceleration or worsening thereof.

                   SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the satisfaction (or waiver by the Company) of the condition that the representations and war-ranties of Parent and Merger Sub set forth in this Agreement shall be true when made and (except for representations and warranties made as of a specific date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except for any failures to be true that, in the aggregate, do not have a Material Adverse Effect on Par-ent; Parent and Merger Sub shall have performed their covenants and agreements under this Agreement in all material respects; and the Company shall have received certificates of the Chief Executive Officer or a Vice President of Parent and Merger Sub to the foregoing effect.














                                  ARTICLE VIII

                        TERMINATION; AMENDMENTS; WAIVER

                   SECTION 8.01 Termination. This Agreement may be terminated and the Merger contemplated hereby may be aban-doned at any time prior to the Effective Time, notwithstand-ing approval thereof by the stockholders of the Company:

                   (a) by the mutual written consent of Parent and the Company;

                   (b) by either Parent or the Company if the Company Shareholder Meeting (including as it may be adjourned from time to time) shall have concluded without the Com-pany having obtained the required shareholder approval of this Agreement and the transactions contemplated hereby;

                   (c) by Parent or the Company if any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, in-junction, or ruling or taken any other action restrain-ing, enjoining or otherwise prohibiting the Merger and such order, judgment, decree, injunction, ruling or other action shall have become final and nonappealable;

                   (d) by either the Company or Parent, if the Merger has not been consummated by January 31, 1998, provided, however, that the party seeking to terminate the Agree-ment shall not have breached its obligations under this Agreement in any material respect;

                   (e) by Parent, at any time prior to the Effective Time, by action of the Board of Directors of Parent, (i) upon a material breach of this Agreement on the part of the Company which has not been cured and which would cause the condition set forth in Section 7.02(a) of this Agreement to be incapable of being satisfied by January 31, 1998, or (ii) if the Company Board shall have with-drawn or modified in a manner adverse to Parent or Merger Sub its recommendation of this Agreement or the Merger (which for these purposes shall be deemed to have been made as of the date hereof), or shall have resolved to do any of the foregoing; or

                   (f) by the Company, at any time prior to the Ef-fective Time, by action of the Company Board, (i) upon a material breach of this Agreement on the part of Parent or Merger Sub which has not been cured and which would









              cause the condition set forth in Section 7.03 of this Agreement to be incapable of being satisfied by January 31, 1998, or (ii) if a third party, including any group, shall have made a proposal in respect of an Acquisition Transaction that a nationally recognized investment banking firm retained by the Company advises, and the Company Board determines, may reasonably be expected to result in a transaction that is more favorable to the Company and its stockholders than the transactions con-templated hereby.

                   SECTION 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provi-sions of this Section 8.02, Section 8.03 and the last sen-tence of Section 6.03, which shall survive any such termina-tion. Nothing contained in this Section 8.02 shall relieve any party from liability for any breach of this Agreement or the Confidentiality Agreement.

                   SECTION 8.03   Fees and Expenses.

                   (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

                   (b) In the event (i) Parent shall have terminated this Agreement pursuant to Section 8.01(e)(ii) and (x) ten business days shall have elapsed from the withdrawal or modi-fication in a manner adverse to Parent or Merger Sub of the Company Board's recommendation of this Agreement and the Merger (except if the Company Board shall have taken any of the actions set forth in clause (y) below), without such rec-ommendation being reinstated in full prior to such termina-tion or (y) the Company Board shall have advised shareholders to reject this Agreement and the Merger or to tender shares to, or accept or vote for an agreement relating to an Acqui-sition Transaction with, any person other than Parent (or af-filiates thereof) or (ii) the Company shall have terminated this Agreement pursuant to Section 8.01(f)(ii), then the Com-pany shall promptly, but in no event later than two days af-ter the date of request (in accordance with the terms hereof) therefor, reimburse Parent for the documented fees and ex-penses of Parent and Merger Sub related to this Agreement, the transactions contemplated hereby and any related financ-ing (subject to a maximum of $2,000,000), which amount shall be payable in same day funds and pay Parent a termination fee









         of $25,000,000, which amount shall be payable in same day funds. The Company acknowledges that the agreements con-tained in this Section 8.03(b) are an integral part of the transactions contemplated in this Agreement, and that, with-out these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the expense reimbursement or the termination fee due pursuant to this Section 8.03(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which re-sults in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount due (accruing from the day after such amount was due and payable pursuant to the terms hereof until the date of payment) at the three month T-bill rate as disclosed in the Wall Street Journal on the date such payment was required to be made.

                   SECTION 8.04 Amendment. This Agreement may be amended by the Company, Parent and Merger Sub at any time be-fore or after any approval of this Agreement by the stock-holders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Consider-ation or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stock-holders. This Agreement may not be amended except by an in-strument in writing signed on behalf of all the parties.

                   SECTIOn 8.05 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE IX

                                 MISCELLANEOUS

                   SECTION 9.01 Non-Survival of Representations and Warranties. The representations and warranties made in this










         Agreement shall not survive beyond the Effective Time. Not-withstanding the foregoing, the agreements set forth in Sec-tions 3.03, 6.07, 6.08, 6.09 and 6.10 shall survive the Ef-fective Time indefinitely (except to the extent a shorter pe-riod of time is explicitly specified therein).

                   SECTION 9.02   Entire Agreement; Assignment.

                   (a) This Agreement (including the documents and the instruments referred to herein) and the letter agreement dated February 12, 1997 (the "Confidentiality Agreement"), constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

                   (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party pro-vided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect sub-sidiary in lieu of Merger Sub, in the event of which, all references herein to Merger Sub shall be deemed references to such other subsidiary except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation. Subject to the preceding sen-tence, this Agreement will be binding upon, inure to the ben-efit of and be enforceable by the parties and their respec-tive successors and assigns.

                   SECTION 9.03 Validity. The invalidity or unen-forceability of any provision of this Agreement shall not af-fect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

                   SECTION 9.04 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:















                   If to Parent or Merger Sub:

                   Neptune Orient Lines Ltd
                   456 Alexandra Road, #06-00 NOL Building
                   Singapore 119962, Republic of Singapore
                   Attention:  President

                   with a copy to:

                   Sullivan & Cromwell
                   28th Floor
                   Nine Queen's Road, Central
                   Hong Kong
                   Attention:  Robert G. DeLaMater, Esq.

                   If to the Company:

                   APL Limited
                   1111 Broadway
                   Oakland, California 94607
                   Attention:  President

                   with a copy to:

                   Wachtell, Lipton, Rosen & Katz
                   51 West 52nd Street
                   New York, New York  10019
                   Attention:  Daniel A. Neff, Esq.

         or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

                   SECTION 9.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might oth-erwise govern under applicable principles of conflicts of laws thereof.

                   SECTION 9.06 Descriptive Headings. The descrip-tive headings herein are inserted for convenience of refer-ence only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                   SECTION 9.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.









                   SECTION 9.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except with respect to Sections 6.07, 6.08, 6.09 and 6.10, as to which the third parties who ben-efit from such sections are intended third party beneficia-ries, nothing in this Agreement, express or implied, is in-tended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agree-ment.

                   SECTION 9.09   Certain Definitions.  As used in
         this Agreement:

                   (a) the term "affiliate", as applied to any per-son, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the pos-session, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting se-curities, by contract or otherwise;

                   (b) the term "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is used in Section 13(d)(3) of the Exchange Act);

                   (c) the term "subsidiary" or "subsidiaries" means, with respect to Parent, the Company or any other person, any corporation, partnership, joint venture or other le-gal entity of which Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal en-tity;

                   (d) the term "Material Adverse Effect on the Com-pany", as used in this Agreement, means any change in or effect on the business, operations or financial condi-tion of the Company or any of its subsidiaries that is materially adverse to the Company and its subsidiaries taken as a whole or would materially adversely affect the ability of the Company to consummate the transac-tions contemplated hereby;









                   (e) the term "Material Adverse Effect on Parent", as used in this Agreement, means any change in or effect on the business, operations or financial condition of Parent or any of its subsidiaries that would be materi-ally adverse to Parent and its subsidiaries taken as a whole or would materially adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby; and

                   (f) the phrase "Material Adverse Effect on Parent and the Company, taken as a whole" as used in this Agreement, means any change in or effect on the busi-ness, operations or financial condition of Parent or the Company, or any of their respective subsidiaries, that is materially adverse to Parent, the Company and their subsidiaries, taken as one combined enterprise, or would materially adversely affect the ability of Parent or the Company to consummate the transactions contemplated hereby.

                   SECTION 9.10 Specific Performance; Consent to Ju-risdiction. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their spe-cific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to en-force specifically the terms and provisions hereof in any court of the United States located in the Northern District of California, any California state court located in the Northern District of California or any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the par-ties hereto (a) consents to submit itself to the personal ju-risdiction of the Federal District Court for the Northern District of California, any California state court located in the Northern District of California and any Delaware state court, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal District Court for the Northern District of California, a California state court located in the North-ern District of California or a Delaware state court.

                   SECTION 9.11 Appointment of Agent for Service of Process. Parent hereby consents to service of process upon it by mailing or delivering such service to its agent, NOL
         (USA), Inc. (the "Agent"), located at 80 Grand Avenue, No.









         700, Oakland, California 94612, USA, and authorizes and di-rects its Agent to accept such service.

                   SECTION 9.12 Guarantee. Parent hereby guarantees the due performance by Merger Sub of all of the Merger Sub's obligations incurred in connection with the Merger, this Agreement and the transactions contemplated hereby.




















































                   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.


                                       NEPTUNE ORIENT LINES LTD


                                       By: /s/ H.R. Hochstadt
                                           Name:  H.R. Hochstadt
                                           Title: Chairman



                                       NEPTUNE U.S.A., INC.


                                       By: /s/ Lua Cheng Eng
                                           Name:  Lua Cheng Eng
                                           Title: Director



                                       APL LIMITED


                                       By: /s/ Timothy J. Rhein
                                           Name:  Timothy J. Rhein
                                           Title: President and Chief
                                                  Executive Officer




























                                                                 Annex A



                   Amendments to Certificate of Incorporation. The Company's Certificate of Incorporation shall be amended at the Effective Time as set forth below:

                   (a) Article Fourth shall be amended to read in its entirety as follows:

                        "The aggregate number of shares which the Corpo-ration shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share. The holders of the Common stock shall be entitled to one vote for each share held by them of record on the books of the Corporation."

                   (b) Article Fifth shall be amended to read in its entirety as follows:

                        "A. Number of Directors. The authorized number of Directors of this Corporation shall be deter-mined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors at any regular or special meeting of said Board, within any limits pre-scribed in the By-Laws of this Corporation; pro-vided, however, that in no event shall the num-ber of directors be less than one.

                        B. Vacancies. In case of any increase in the number of Directors, the additional Directors may be elected, by the Board of Directors to hold office until the next election and until their successors are elected and qualified. In case of vacancies in the Board of Directors, a majority of the remaining members of the Board may elect Directors to fill such vacancies to hold office until the next election and until their successors are elected and qualified."

                   (c) Article Sixth shall be amended to read in its entirety as follows:

                        "Reserved"

                   (d) Article Seventh shall be amended to read in its entirety as follows:









                        "Reserved"

                   (e) Article Eighth shall be amended to read in its entirety as follows:

                        "Reserved"

                   (f) Article Tenth shall be amended to read in its entirety as follows:

                        "In furtherance and not in limitation of the powers conferred by statute, the Board of Direc-tors is expressly authorized to make, alter, amend or repeal the By-Laws of this Corporation, without any action on the part of the stockhold-ers."

                   (g) Article Fourteenth shall be amended to read in its entirety as follows:

                        "Reserved"

                   (h) Paragraph D of Article Fifteenth shall be de-leted in its entirety.



























                                      A-2